Bank of America 4Q22 Financial Results January 13, 2023

4Q22 Financial Results

Summary Income Statement ($B, except per share data)	4Q22	3Q22	Inc / (Dec)		4Q21	Inc / (Dec)	
Total Revenue, net of interest expense	**$24.5**	$24.5	$—	— %	$22.1	$2.5	11 %
Provision (benefit) for credit losses	**1.1**	0.9	0.2	22	(0.5)	1.6	N/M
Net charge-offs	***0.7***	*0.5*	*0.2*	*33*	*0.4*	*0.3*	*90*
Reserve build (release)[1]	***0.4***	*0.4*	*—*	*7*	*(0.9)*	*1.3*	*N/M*
Noninterest expense	**15.5**	15.3	0.2	2	14.7	0.8	6
Pretax income	**7.9**	8.3	(0.4)	(5)	7.8	0.1	1
Pretax, pre-provision income[2]	***9.0***	*9.2*	*(0.2)*	*(2)*	*7.3*	*1.7*	*23*
Income tax expense	**0.8**	1.2	(0.5)	(37)	0.8	—	(5)
Net income	**$7.1**	$7.1	$0.1	1	$7.0	$0.1	2
Diluted earnings per share	**$0.85**	$0.81	$0.04	5	$0.82	$0.03	4
Average diluted common shares (in millions)	**8,156**	8,161	(5)	—	8,305	(149)	(2)

Return Metrics and Efficiency Ratio	4Q22	3Q22	4Q21
Return on average assets	**0.92 %**	0.90 %	0.88 %
Return on average common shareholders' equity	**11.2**	10.8	10.9
Return on average tangible common shareholders' equity[2]	**15.8**	15.2	15.2
Efficiency ratio	**63**	62	67

Note: Amounts may not total due to rounding. N/M stands for not meaningful.
[1] For more information on reserve build (release), see note A on slide 38.
[2] Represent non-GAAP financial measures. For more information on pretax, pre-provision income and a reconciliation to GAAP, see note B on slide 38. For important presentation information about these measures, see slide 41.

2

4Q22 Highlights (Comparisons to 4Q21, unless otherwise noted) • Net income of $7.1B; diluted earnings per share of $0.85; ROE1 11.2%, ROTCE1,2 15.8% • Revenue, net of interest expense, of $24.5B increased $2.5B, or 11% – Net interest income (NII) of $14.7B ($14.8B FTE2) increased $3.3B, or 29%, driven by benefits from higher interest rates, including lower premium amortization expense, and solid loan growth – Noninterest income of $9.9B decreased $0.8B, or 8%, as declines in investment banking and asset management fees, as well as lower service charges, more than offset higher sales and trading revenue • Provision for credit losses of $1.1B vs. a benefit of $489MM in 4Q21; asset quality remains strong – Reserve build of $403MM vs. release of $851MM in 4Q21; build of $378MM in 3Q223 – Net charge-offs (NCOs) of $689MM3 increased compared to 4Q21 and 3Q22 but remained well below pre-pandemic levels – Net charge-off ratio of 26 bps increased 11 bps vs. 4Q21 and 6 bps from 3Q22 • Noninterest expense of $15.5B increased $0.8B, or 6%, vs. 4Q21 – Generated operating leverage4 for the sixth consecutive quarter (569 bps in 4Q22) • Balance sheet remained strong – Average loans and leases grew $94B from 4Q21 – Average deposits decreased $92B from 4Q21 – Common Equity Tier 1 (CET1) ratio of 11.2% increased 25 bps from 3Q22 – Average Global Liquidity Sources (GLS)5 of $868B – Paid $1.8B in common dividends and repurchased $1.0B of common stock, including repurchases to offset shares awarded under equity-based compensation plans 3 Note: FTE stands for fully taxable-equivalent basis. 1 ROE stands for return on average common shareholders’ equity; ROTCE stands for return on average tangible common shareholders’ equity. 2 Represent non-GAAP financial measures. For important presentation information about these measures, see slide 41. 3 For more information on reserve build (release), see note A on slide 38. Net charge-offs exclude loans measured at fair value. 4 Operating leverage is calculated as the year-over-year percentage change in revenue, net of interest expense, less the percentage change in noninterest expense. 5 See note C on slide 38 for definition of Global Liquidity Sources.

Note: Amounts may not total due to rounding. N/M stands for not meaningful. 1 For more information on reserve build (release), see note A on slide 38. 2 Represent non-GAAP financial measures. For more information on pretax, pre-provision income and a reconciliation to GAAP, see note B on slide 38. For important presentation information about these measures, see slide 41. Summary Income Statement ($B, except per share data) 2022 2021 Inc / (Dec) Total Revenue, net of interest expense $95.0 $89.1 $5.8 7 % Provision (benefit) for credit losses 2.5 (4.6) 7.1 N/M Net charge-offs 2.2 2.2 (0.1) (3) Reserve build (release)1 0.4 (6.8) 7.2 N/M Noninterest Expense 61.4 59.7 1.7 3 Pretax Income 31.0 34.0 (3.0) (9) Pretax, pre-provision income2 33.5 29.4 4.1 14 Income tax expense 3.4 2.0 1.4 72 Net income $27.5 $32.0 ($4.5) (14) Diluted earnings per share $3.19 $3.57 ($0.38) (11) Average diluted common shares (in millions) 8,167 8,558 (391) (5) Return Metrics and Efficiency Ratio Return on average assets 0.88% 1.05 % Return on average common shareholders' equity 10.8 12.2 Return on average tangible common shareholders' equity2 15.1 17.0 Efficiency ratio 65 67 2022 Financial Results 4

Continued Organic Growth in 2022

Consumer Banking

- Added over 1 million net new checking accounts
- Record 3.5 million consumer investment accounts and $28 billion net client flows
- Grew digital sales 22% YoY to a record 6.8 million
- Over 1 billion client interactions with ERICA since launch in June 2018

Global Wealth & Investment Management

- Added nearly 28,000 net new relationships
- Added more than 800 wealth advisors in 2H22[1]
- 51 consecutive quarters of average loans and leases growth
- $87 billion of client flows
- Over 119,000 new bank accounts in 2022

Global Banking

- Grew average loans and leases 14% YoY to $375 billion
- $10.4 billion Global Transaction Services revenue, up 38% YoY
- #3 in investment banking fees,[2] up from #4 in 2021
- Grew CashPro App active users and percentage of credit documents uploaded digitally

Global Markets

- Grew sales and trading revenue 9% YoY
- Record 4th quarter sales and trading revenue and highest full year since 2010
- Macro trading business revenues[3] up 38% YoY
- Average trading-related assets up 9%
- Average loans of $117 billion, up 28%

[1] Includes advisors across all wealth management businesses in Global Wealth & Investment Management and Consumer Banking.
[2] Source: Dealogic as of January 2, 2023.
[3] Macro products include currencies, interest rates and commodities products.

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22% 21% 29% 3% 8% 3% 5% 6% 8% 6% 4% 8% 5% 4% 7% 7% 4% 2% 12% 4% 3% 4% 2% 6% 1Q- 15 2Q- 15 3Q- 15 4Q- 15 1Q- 16 2Q- 16 3Q- 16 4Q- 16 1Q- 17 2Q- 17 3Q- 17 4Q- 17 1Q- 18 2Q- 18 3Q- 18 4Q- 18 1Q- 19 2Q- 19 3Q- 21 4Q- 21 1Q- 22 2Q- 22 3Q- 22 4Q- 22 3Q19-2Q21 Break in operating leverage streak Revenue (7%) (5%) (2%) 1% (3%) 1% 3% 2% 7% 7% 1% 7% 4% (1%) 4% 6% —% 2% 12% 10% 2% 6% 8% 11% Expense (29%) (25%) (31%) (2%) (10%) (2%) (1%) (4%) (1%) 1% (3%) (1%) (1%) (5%) (2%) (1%) (4%) —% —% 6% (1%) 2% 6% 6% Continued Quarterly Operating Leverage Streak in 2022 6 Note: Amounts may not total due to rounding. Operating leverage is calculated as the year-over-year percentage change in revenue, net of interest expense, less the percentage change in noninterest expense.

Consumer Banking ($B) GWIM ($B) Global Banking ($B) Total Corporation ($B) Average Deposit Trends Bank of America Ranked #1 in U.S. Retail Deposit Market Share1 Note: Amounts may not total due to rounding. Total Corporation also includes Global Markets and All Other. 1 Estimated U.S. retail deposits based on June 30, 2022 FDIC deposit data. $361 $385 $364 $339 $318 234 249 232 214 201 127 136 132 125 116 Sweep/Preferred deposits Bank deposits 4Q21 1Q22 2Q22 3Q22 4Q22 $0 $100 $200 $300 $400 $2,017 $2,046 $2,012 $1,963 $1,926 1,211 1,247 1,222 1,225 1,245 806 799 790 738 681 Interest-bearing Noninterest-bearing 4Q21 1Q22 2Q22 3Q22 4Q22 $0 $500 $1,000 $1,500 $2,000 $2,500 $562 $540 $509 $495 $503 165 157 142 171 226 398 383 367 324 278 Interest-bearing Noninterest-bearing 4Q21 1Q22 2Q22 3Q22 4Q22 $0 $200 $400 $600 (6%) (7%) +2% (8%) QoQ (2%) QoQ (6%) QoQ (2%) +32% (14%) (2%) QoQ +2% 7 (2%) $1,027 $1,056 $1,078 $1,069 $1,047 445 458 466 466 454 238 247 249 245 240 344 352 363 359 352 Money market, Savings, CD/IRA Interest checking Noninterest-bearing 4Q21 1Q22 2Q22 3Q22 4Q22 $0 $250 $500 $750 $1,000 $1,250

$719 $1,938 Interest-bearing Noninterest-bearing Total Fed Funds Target (RHS) 12/31/21 12/30/22 $500 $750 $1,000 $1,250 $1,500 $1,750 $2,000 $2,250 0.00% 1.00% 2.00% 3.00% 4.00% 5.00% Consumer Banking Declined $24B to $1,049B GWIM Declined $1B to $324B Global Banking Increased $14B to $499B Total Deposits of $1,930B Declined $8B in 4Q 2022 Weekly Deposit Trends 8 $506 $543 Non-checking ($B) Checking ($B) 09/30/22 12/30/22 $500 $525 $550 $575 $99 $224 Preferred ($B) Other deposits ($B) 09/30/22 12/30/22 $0 $100 $200 $300 $244 $255 Interest-bearing ($B) Noninterest-bearing ($B) 09/30/22 12/30/22 $150 $200 $250 $300 $350 +25 bps +50 bps +75 bps +75 bps +75 bps +50 bps 9/30/22 $1,930 $1,269 $661 $555 $184 $300 $1,219 $518 +75 bps Note: Amounts may not total due to rounding. Deposit trends represent weekly end-of-period deposit balances. $242 $83 10/28/22 12/02/22 10/28/22 12/02/2210/28/22 12/02/22

• Total net charge-offs of $689MM1 increased $169MM from 3Q22 – Consumer net charge-offs of $531MM increased $72MM, primarily driven by higher credit card losses – Commercial net charge-offs of $158MM increased $97MM • Net charge-off ratio of 0.26% increased 6 bps from 3Q22 and remained well below pre- pandemic levels • Provision for credit losses of $1.1B – Net reserve build of $403MM in 4Q22, primarily driven by loan growth and a dampened macroeconomic outlook • Allowance for loan and lease losses of $12.7B represented 1.22% of total loans and leases1 – Total allowance of $14.2B included $1.5B for unfunded commitments • Nonperforming loans (NPLs) decreased $0.2B from 3Q22 to $3.8B – 61% of Consumer NPLs are contractually current • Commercial reservable criticized utilized exposure of $19.3B increased $1.6B from 3Q22, primarily driven by U.S. Commercial and Industrial and Commercial Real Estate Asset Quality 1 Excludes loans measured at fair value. Allowance for loan and lease losses ratio is calculated as allowance for loan and lease losses divided by loans and leases outstanding at the end of the period. Provision (Benefit) for Credit Losses ($MM) Net Charge-offs ($MM)1 ($489) $30 $523 $898 $1,092 4Q21 1Q22 2Q22 3Q22 4Q22 ($1,000) ($500) $0 $500 $1,000 $1,500 $362 $392 $571 $520 $689 0.15% 0.16% 0.23% 0.20% 0.26% Net charge-offs Net charge-off ratio 4Q21 1Q22 2Q22 3Q22 4Q22 $0 $200 $400 $600 $800 0.00% 0.10% 0.20% 0.30% 0.40% 0.50% 9

Historical Commercial Net Charge-off Rates 10 Commercial excl. Small Business (SB) Total Commercial 1Q07 4Q22 0.00% 1.00% 2.00% 3.00% 4.00% • Total Commercial annualized net charge-off (NCO) rate has averaged 51 bps since 1Q07 (30 bps excl. Small Business) • During the financial crisis and related periods (1Q08 to 4Q12), the NCO rate averaged 128 bps (80 bps excl. SB) • NCO rate post-financial crisis (1Q13 to 4Q22) averaged 13 bps (8 bps excl. SB) Commercial Net Charge-off Rate Financial crisis average 1.28% Pre-pandemic average 0.13% 0.11% 0.08% 1Q08 4Q12 1Q20 Note: Net charge-off rates are calculated as annualized net charge-offs divided by average outstanding loans and leases, excluding loans accounted for under the fair value option.

Historical Consumer Net Charge-off Rates 11 • Since the beginning of 2004, total Consumer net charge-off rate has averaged 1.6% • During the financial crisis and related periods (1Q08 to 4Q12), the NCO rate averaged 3.6% and peaked at 6.0% in 3Q09 • NCO rate post-financial crisis (1Q13 to 4Q22) averaged 0.7% Consumer Net Charge-off Rate 0.5% 1Q04 4Q22 0.0% 2.5% 5.0% 7.5% Pre-crisis average 1.3% Financial crisis average 3.6% Pre-pandemic average 0.8% Note: Net charge-off rates are calculated as annualized net charge-offs divided by average outstanding loans and leases, excluding loans accounted for under the fair value option. For comparative presentation, periods prior to 2010 include net charge-offs on loans and leases held for investment and realized credit losses related to securitized loan portfolios that were consolidated on January 1, 2010 upon adoption of FAS 166/167. 1Q08 4Q12 1Q20

Historical U.S. Credit Card Net Charge-off Rates 12 U.S. Credit Card Net Charge-off Rate 1.7% 1Q04 4Q22 0.0% 5.0% 10.0% 15.0% 20.0% Pre-crisis average 5.2% Financial crisis average 8.3% Pre-pandemic average 3.0% • Since the beginning of 2004, U.S. Credit Card net charge-off rate has averaged 4.7% • During the financial crisis and related periods (1Q08 to 4Q12), the NCO rate averaged 8.3% and peaked at 13.9% in 3Q09 • NCO rate post-financial crisis (1Q13 to 4Q22) averaged 2.7% 1Q08 4Q12 1Q20 Note: Net charge-off rates are calculated as annualized net charge-offs divided by average outstanding loans and leases, excluding loans accounted for under the fair value option. For comparative presentation, periods prior to 2010 include net charge-offs on loans and leases held for investment and realized credit losses related to securitized loan portfolios that were consolidated on January 1, 2010 upon adoption of FAS 166/167.

Balance Sheet, Liquidity and Capital

(EOP[1] basis unless noted)

Balance Sheet Metrics	4Q22	3Q22	4Q21
Assets ($B)			
Total assets	**$3,051**	$3,073	$3,169
Total loans and leases	**1,046**	1,032	979
Total loans and leases in business segments[2]	**1,036**	1,022	963
Total debt securities	**863**	880	983
Funding & Liquidity ($B)			
Total deposits	**$1,930**	$1,938	$2,064
Long-term debt	**276**	269	280
Global Liquidity Sources (average)[3]	**868**	941	1,158
Equity ($B)			
Common shareholders' equity	**$245**	$240	$245
Common equity ratio	**8.0 %**	7.8 %	7.7 %
Tangible common shareholders' equity[4]	**$175**	$170	$175
Tangible common equity ratio[4]	**5.9 %**	5.7 %	5.7 %
Per Share Data			
Book value per common share	**$30.61**	$29.96	$30.37
Tangible book value per common share[4]	**21.83**	21.21	21.68
Common shares outstanding (in billions)	**8.00**	8.02	8.08

Basel 3 Capital ($B)[5]	4Q22	3Q22	4Q21
Common equity tier 1 capital	**$180**	$176	$172
Standardized approach			
Risk-weighted assets (RWA)	**$1,604**	$1,599	$1,618
CET1 ratio	**11.2 %**	11.0 %	10.6 %
Advanced approaches			
Risk-weighted assets	**$1,410**	$1,391	$1,399
CET1 ratio	**12.8 %**	12.6 %	12.3 %
Supplementary leverage			
Supplementary Leverage Ratio	**5.9 %**	5.8 %	5.5 %

- CET1 ratio of 11.2% increased 25 bps vs. 3Q22[5]
  - CET1 capital of $180B rose $5B from 3Q22, driven by net income and OCI on AFS debt securities,[6] partially offset by capital distributions to common shareholders
  - Standardized RWA of $1,604B increased $4B from 3Q22
- Book value per share of $30.61 grew modestly from 3Q22
- Average Global Liquidity Sources[3] of $868B decreased $73B, or 8%, from 3Q22

[1] EOP stands for end of period.
[2] Excludes loans and leases in All Other.
[3] See note C on slide 38 for definition of Global Liquidity Sources.
[4] Represent non-GAAP financial measures. For important presentation information, see slide 41.
[5] Regulatory capital ratios at December 31, 2022 are preliminary. Bank of America Corporation ("the Corporation") reports regulatory capital ratios under both the Standardized and Advanced approaches. Capital adequacy is evaluated against the lower of the Standardized or Advanced approaches compared to their respective regulatory capital ratio requirements. The Corporation's binding ratio was CET1 ratio under the Standardized approach as of December 31, 2022 and September 30, 2022; and Supplementary Leverage Ratio (SLR) as of December 31, 2021.
[6] OCI stands for other comprehensive income; AFS stands for available-for-sale.

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CET1 Ratio[1,2] Drivers



11.0%
+43 bps
$6.9B
(11 bps)
$1.8B
(6 bps)
$1.0B
+2 bps
$0.4B
(3 bps)
$4.4B
11.2%
3Q22
Net income applicable to common shareholders
Common dividends
Share repurchases3
OCI on AFS debt securities
Risk-weighted assets
4Q22

Note: Amounts may not total due to rounding. Dollar values indicate changes in CET1 capital, except for risk-weighted assets, which represents change in RWA.

[1] Regulatory capital ratios at December 31, 2022 are preliminary. The Corporation reports regulatory capital ratios under both the Standardized and Advanced approaches. Capital adequacy is evaluated against the lower of the Standardized or Advanced approaches compared to their respective regulatory capital ratio requirements. The Corporation's binding ratio was CET1 ratio under the Standardized approach as of December 31, 2022 and September 30, 2022; and SLR as of December 31, 2021.

[2] Includes a 3 bps increase in Additional Paid in Capital from equity-based compensation plans offset by a net 3 bps decrease from pension remeasurements and other impacts.

[3] Gross share repurchases.

14

$929 $962 $1,000 $1,024 $1,029 282 284 290 295 300 205 211 219 224 225 339 359 377 384 380 103 109 114 120 123 Consumer Banking GWIM Global Banking Global Markets 4Q21 1Q22 2Q22 3Q22 4Q22 $0 $250 $500 $750 $1,000 $1,250 $945 $978 $1,015 $1,034 $1,039 4Q21 1Q22 2Q22 3Q22 4Q22 $0 $250 $500 $750 $1,000 $1,250 +6% +10% +12% +20% Average Loan and Lease Trends YoY +10% YoY +11% YoY (36%) Note: Amounts may not total due to rounding. 1 PPP stands for Paycheck Protection Program. Includes balances related to PPP of $1.3B recorded in Consumer $0.8B, GWIM $33MM and Global Banking $0.4B for 4Q22, balances of $1.8B recorded in Consumer $1.1B, GWIM $49MM and Global Banking $0.6B for 3Q22, balances of $2.6B recorded in Consumer $1.6B, GWIM $81MM and Global Banking $0.9B for 2Q22, balances of $3.8B recorded in Consumer $2.2B, GWIM $128MM and Global Banking $1.5B for 1Q22, and balances of $6.4B recorded in Consumer $3.7B, GWIM $0.2B and Global Banking $2.4B for 4Q21. Total Loans and Leases in All Other ($B) Loans and Leases in Business Segments ($B) Total Loans and Leases by Portfolio ($B) Total Loans and Leases ($B)1 $428 $435 $446 $449 $453 $517 $543 $569 $585 $587 Consumer Commercial 4Q21 1Q22 2Q22 3Q22 4Q22 $0 $250 $500 $750 15 Ex. PPP $939 $974 $1,012 $1,033 $1,038 13 12 12 8 8 3 3 3 3 2 $16 $15 $14 $11 $10 Residential mortgage Home equity 4Q21 1Q22 2Q22 3Q22 4Q22 $0 $5 $10 $15 $20 YoY +11%

Net Interest Income (FTE, $B)1 • Net interest income of $14.7B ($14.8B FTE1) increased $3.3B YoY, and $0.9B from 3Q22, driven by benefits from higher interest rates, including lower premium amortization expense, as well as loan growth – NII related to Global Markets activity declined approximately $0.7B YoY, and $0.4B from 3Q22, and was offset in noninterest income – Premium amortization expense of $0.2B in 4Q22, $0.4B in 3Q22, and $1.3B in 4Q21 • Net interest yield of 2.22% increased 55 bps YoY and 16 bps from 3Q22 – Excluding Global Markets, net interest yield of 2.81%1 • As of December 31, 2022, a +100 bps parallel shift in the interest rate yield curve is estimated to benefit net interest income by $3.8B over the next 12 months2 Net Interest Income Increased $3.3B, or 29% YoY Net Interest Yield (FTE)1 Note: FTE stands for fully taxable-equivalent basis. GM stands for Global Markets. 1 Represent non-GAAP financial measures. Net interest yield adjusted to exclude Global Markets NII of $0.4B, $0.7B, $1.0B, $1.0B, and $1.0B and average earning assets of $610.0B, $591.9B, $598.8B, $610.9B, and $580.8B for 4Q22, 3Q22, 2Q22, 1Q22 and 4Q21, respectively. The Corporation believes the presentation of net interest yield excluding Global Markets provides investors with transparency of NII and net interest yield in core banking activities. For important presentation information, see slide 41. 2 NII asset sensitivity represents banking book positions. See note D on slide 38 for information on asset sensitivity assumptions. 3 Interest Rates excludes impacts from premium amortization and Global Markets. Balances excludes impacts from Global Markets. 1.67% 1.69% 1.86% 2.06% 2.22% 1.92% 1.99% 2.20% 2.51% 2.81% Reported net interest yield Net interest yield excl. GM 4Q21 1Q22 2Q22 3Q22 4Q22 1.00% 1.50% 2.00% 2.50% 3.00% $11.5 $11.7 $12.5 $13.9 $14.8 $11.4 $11.6 $12.4 $13.8 $14.7 Net interest income (GAAP) FTE Adjustment 4Q21 1Q22 2Q22 3Q22 4Q22 $0.0 $5.0 $10.0 $15.0 16 Net Interest Yield (FTE)1 Drivers 1.67% +0.38% +0.16% (0.12%) +0.13% 2.22% 4Q21 Interest Rates Premium Amortization Global Markets Balances 4Q22 3 3

$14.7 $15.3 $15.3 $15.3 $15.5 9.0 9.5 8.9 8.9 9.2 5.7 5.8 6.4 6.4 6.4 Compensation and benefits Other 4Q21 1Q22 2Q22 3Q22 4Q22 $0.0 $10.0 $20.0 67% 66% 67% 62% 63% 4Q21 1Q22 2Q22 3Q22 4Q22 50% 60% 70% • Noninterest expense of $15.5B in 4Q22 increased $0.2B, or 2%, vs. 3Q22, primarily driven by investments in technology and employees, including hiring, higher costs from return to work, and client engagement • 4Q22 expenses increased $0.8B, or 6%, vs. 4Q21, driven by investments in the franchise across people and technology, partially offset by lower revenue-related incentive compensation Total Noninterest Expense ($B) Efficiency Ratio Expense and Efficiency Note: Amounts may not total due to rounding. 1 Absent the $0.4B expense for the legacy monoline insurance settlement, reported 3Q22 noninterest expense would have been $14.9B. Absent $0.4B in expense for certain regulatory matters, reported 2Q22 noninterest expense would have been $14.8B. For important presentation information, see slide 41. 17 11

Commercial Net Charge-offs ($MM) Consumer Net Charge-offs ($MM) Asset Quality – Consumer and Commercial Portfolios 1 Excludes loans measured at fair value. 2 Fully-insured loans are FHA-insured loans and other loans individually insured under long-term standby agreements. 3 C&I includes commercial and industrial, commercial real estate and commercial lease financing. $50 $52 $46 $61 $158 0.04% 0.04% 0.03% 0.04% 0.11% C&I Small business Commercial NCO ratio 4Q21 1Q22 2Q22 3Q22 4Q22 ($50) $0 $50 $100 $150 $200 (0.05)% 0.00% 0.05% 0.10% 0.15% 0.20% $312 $340 $525 $459 $531 0.29% 0.32% 0.47% 0.41% 0.47% Credit card Other Consumer NCO ratio 4Q21 1Q22 2Q22 3Q22 4Q22 $0 $150 $300 $450 $600 0.00% 0.25% 0.50% 0.75% 1.00% Commercial Metrics ($MM) 4Q22 3Q22 4Q21 Provision $190 $176 ($638) Reservable criticized utilized exposure 19,274 17,659 22,381 Nonperforming loans and leases 1,054 1,223 1,578 % of loans and leases1 0.18% 0.21% 0.29 % Allowance for loans and leases $5,445 $5,422 $5,354 % of loans and leases1 0.93% 0.94% 1.00 % Consumer Metrics ($MM) 4Q22 3Q22 4Q21 Provision $902 $722 $149 Nonperforming loans and leases 2,754 2,760 2,989 % of loans and leases1 0.60% 0.61% 0.69 % Consumer 30+ days performing past due $3,330 $2,949 $3,105 Fully-insured2 627 672 887 Non fully-insured 2,703 2,277 2,218 Consumer 90+ days performing past due 1,087 1,001 1,132 Allowance for loans and leases 7,237 6,880 7,033 % of loans and leases1 1.59% 1.53% 1.62% # times annualized NCOs 3.44 x 3.77 x 5.68 x 18 3

Consumer Banking

Summary Income Statement ($MM)	4Q22	Inc / (Dec) 3Q22	4Q21
Total revenue, net of interest expense	$10,782	$878	$1,870
Provision (benefit) for credit losses	944	206	912
Noninterest expense	5,100	3	358
Pretax income	4,738	669	600
Pretax, pre-provision income[1]	5,682	*875*	*1,512*
Income tax expense	1,161	164	147
Net income	$3,577	$505	$453

Key Indicators ($B)	4Q22	3Q22	4Q21
Average deposits	$1,047.1	$1,069.1	$1,026.8
Rate paid on deposits	0.06 %	0.03 %	0.02 %
Cost of deposits[2]	1.21	1.17	1.11
Average loans and leases	$300.4	$295.2	$282.3
Net charge-off ratio	0.78 %	0.69 %	0.58 %
Net charge-offs ($MM)	$591	$512	$411
Reserve build (release) ($MM)	353	226	(379)
Consumer investment assets[3]	$319.6	$302.4	$368.8
Active mobile banking users (MM)	35.5	34.9	33.0
% Consumer sales through digital channels	49 %	48 %	49 %
Number of financial centers	3,913	3,932	4,173
Combined credit /debit purchase volumes[4]	$223.0	$218.2	$211.9
Total consumer credit card risk-adjusted margin[4]	9.87 %	10.07 %	10.85 %
Return on average allocated capital	35	30	32
Allocated capital	$40.0	$40.0	$38.5
Efficiency ratio	47 %	51 %	53 %

- Record net income of $3.6B increased 15% from 4Q21, as revenue improvement was partially offset by higher provision for credit losses and business investments
  - Pretax, pre-provision income[1] of $5.7B increased 36% from 4Q21
  - 7th consecutive quarter of operating leverage; efficiency ratio improved to 47%
- Revenue of $10.8B improved 21% from 4Q21, due to increased NII driven by higher interest rates and balances, partially offset by the impact of reduced customer non-sufficient funds and overdraft fees
- Provision for credit losses was $944MM, primarily driven by loan growth and a dampened macroeconomic outlook, and increased $912MM from 4Q21, as the prior year benefited from an improved macroeconomic outlook
- Noninterest expense of $5.1B increased 8% from 4Q21, primarily driven by investments in the business, including technology and compensation and benefits
- Average deposits exceeded $1T and were $20B, or 2%, higher than 4Q21
  - 56% of deposits in checking accounts; 92% primary accounts[5]
- Average loans and leases of $300B increased $18B, or 6%, from 4Q21
- Combined credit / debit card spend[4] of $223B increased 5% from 4Q21, with credit up 6% and debit up 5%
- Consumer investment assets[3] of $320B declined $49B, or 13%, from 4Q21, driven by lower market valuations, partially offset by record $28B of client flows from new and existing clients
  - Record 3.5MM consumer investment accounts, up 7%
- 10.2MM Total clients[6] enrolled in Preferred Rewards, up 9% from 4Q21; 99% annualized retention rate

[1] Represents a non-GAAP financial measure. For more information and a reconciliation to GAAP, see note B on slide 38. For important presentation information, see slide 41.
[2] Cost of deposits calculated as annualized noninterest expense as a percentage of total average deposits within the Deposits sub-segment.
[3] End of period Consumer investment assets includes client brokerage assets, deposit sweep balances, and assets under management (AUM) in Consumer Banking.
[4] Includes consumer credit card portfolios in Consumer Banking and GWIM.
[5] Represents the percentage of consumer checking accounts that are estimated to be the customer's primary account based on multiple relationship factors (e.g., linked to their direct deposit).
[6] As of November, 2022. Includes clients in Consumer, Small Business, and GWIM.

19

Global Wealth & Investment Management

Summary Income Statement ($MM)	4Q22	Inc / (Dec) 3Q22	4Q21
Total revenue, net of interest expense	**$5,410**	($19)	$8
Provision (benefit) for credit losses	**37**	—	93
Noninterest expense	**3,784**	(32)	(50)
Pretax income	**1,589**	13	(35)
Pretax, pre-provision income[1]	***1,626***	*13*	*58*
Income tax expense	**389**	3	(9)
Net income	**$1,200**	$10	($26)

Key Indicators ($B)	4Q22	3Q22	4Q21
Average deposits	**$317.8**	$339.5	$360.9
Rate paid on deposits	**1.37 %**	0.57 %	0.03 %
Average loans and leases	**$225.1**	$223.7	$205.2
Net charge-off ratio	**0.01 %**	0.01 %	0.01 %
Net charge-offs ($MM)	**$4**	$5	$5
Reserve build (release) ($MM)	**33**	32	(61)
AUM flows	**$0.1**	$4.1	$21.6
Pretax margin	**29 %**	29 %	30 %
Return on average allocated capital	**27**	27	30
Allocated capital	**$17.5**	$17.5	$16.5

- Net income of $1.2B decreased 2% from 4Q21
  - Pretax, pre-provision income[1] of $1.6B increased 4% from 4Q21
  - 7th consecutive quarter of operating leverage
  - Pretax margin of 29%
- Record fourth-quarter revenue of $5.4B increased marginally compared to 4Q21, as higher NII was mostly offset by the impact of lower market valuations on noninterest income
- Noninterest expense of $3.8B decreased 1% vs. 4Q21, driven by lower revenue-related incentives, partially offset by investments in the business, including strategic hiring and marketing
- Client balances of $3.4T decreased 12% from 4Q21, driven by lower market valuations, partially offset by net client flows
  - AUM flows of $21B since 4Q21
- Average deposits of $318B decreased $43B, or 12%, from 4Q21
- Average loans and leases of $225B increased $20B, or 10%, from 4Q21, driven by residential mortgage lending, custom lending, and securities-based lending
  - 51st consecutive quarter of average loan and lease balance growth
- Added more than 9,000 net new relationships across Merrill and Private Bank in 4Q22
- 82% of GWIM households / relationships are digitally active across the enterprise, up from 79% in 4Q21

[1] Represents a non-GAAP financial measure. For more information and a reconciliation to GAAP, see note B on slide 38. For important presentation information, see slide 41.

20

Global Banking

Summary Income Statement ($MM)	4Q22	Inc / (Dec) 3Q22	Inc / (Dec) 4Q21
Total revenue, net of interest expense[1]	**$6,438**	$847	$531
Provision (benefit) for credit losses	**149**	(21)	612
Noninterest expense	**2,833**	182	116
Pretax income	**3,456**	686	(197)
Pretax, pre-provision income[2]	**3,605**	*665*	*415*
Income tax expense	**916**	182	(70)
Net income	**$2,540**	$504	($127)

Selected Revenue Items ($MM)	4Q22	3Q22	4Q21
Total Corporation IB fees (excl. self-led)[1]	**$1,071**	$1,167	$2,351
Global Banking IB fees[1]	**706**	726	1,465
Business Lending revenue	**2,670**	2,079	2,241
Global Transaction Services revenue[3]	**3,109**	2,803	2,069

Key Indicators ($B)	4Q22	3Q22	4Q21
Average deposits	**$503.5**	$495.2	$562.4
Average loans and leases	**380.4**	384.3	338.6
Net charge-off ratio	**0.12 %**	0.03 %	(0.03) %
Net charge-offs ($MM)	**$112**	$26	($28)
Reserve build (release) ($MM)	**37**	144	(435)
Return on average allocated capital	**23 %**	18 %	25 %
Allocated capital	**$44.5**	$44.5	$42.5
Efficiency ratio	**44 %**	47 %	46 %

- Net income of $2.5B decreased 5% from 4Q21
  - Pretax, pre-provision income[2] of $3.6B increased 13% from 4Q21
- Revenue of $6.4B increased 9% vs. 4Q21, driven by higher NII from the benefit of higher interest rates and loan growth, partially offset by lower investment banking fees and lower treasury service charges due to higher earnings credit rates
- Total Corporation investment banking fees (excl. self-led) of $1.1B decreased $1.3B, or 54%, from 4Q21
- Provision for credit losses was $149MM, primarily driven by a dampened macroeconomic outlook and loan growth, and increased $612MM from 4Q21, as the prior year benefited from asset quality improvement and an improved macroeconomic outlook
- Noninterest expense of $2.8B increased 4% from 4Q21, primarily reflecting continued investments in the business, including strategic hiring and technology
- Average deposits of $503B decreased $59B, or 10%, from 4Q21
- Average loans and leases of $380B increased 12% from 4Q21, reflecting strong client demand in the first half of 2022

[1] Global Banking and Global Markets share in certain deal economics from investment banking, loan origination activities, and sales and trading activities.
[2] Represents a non-GAAP financial measure. For more information and a reconciliation to GAAP, see note B on slide 38. For important presentation information, see slide 41.
[3] Prior periods have been revised to conform to current-period presentation.

21

Global Markets[1]

Summary Income Statement ($MM)	4Q22	Inc / (Dec) 3Q22	Inc / (Dec) 4Q21
Total revenue, net of interest expense[2]	**$3,861**	($622)	$43
Net DVA	***(193)***	*(179)*	*(195)*
Total revenue (excl. net DVA)[2,3]	***4,054***	*(443)*	*238*
Provision (benefit) for credit losses	**4**	(7)	(28)
Noninterest expense	**3,171**	148	289
Pretax income	**686**	(763)	(218)
Pretax, pre-provision income[4]	***690***	*(770)*	*(246)*
Income tax expense	**182**	(202)	(53)
Net income	**$504**	($561)	($165)
Net income (excl. net DVA)[3]	***$650***	***($426)***	***($17)***

Selected Revenue Items ($MM)[2]	4Q22	3Q22	4Q21
Sales and trading revenue	**$3,525**	$4,092	$2,936
Sales and trading revenue (excl. net DVA)[3]	**3,718**	4,106	2,934
FICC (excl. net DVA)[3]	**2,343**	2,567	1,569
Equities (excl. net DVA)[3]	**1,375**	1,539	1,365
Global Markets IB fees	**347**	430	832

Key Indicators ($B)	4Q22	3Q22	4Q21
Average total assets	**$857.3**	$847.9	$817.0
Average trading-related assets	**608.5**	592.4	564.3
Average 99% VaR ($MM)[5]	**117**	117	63
Average loans and leases	**123.0**	120.4	102.6
Net charge-offs ($MM)	**(1)**	(1)	10
Reserve build (release) ($MM)	**5**	12	22
Return on average allocated capital	**5 %**	10 %	7 %
Allocated capital	**$42.5**	$42.5	$38.0
Efficiency ratio	**82 %**	67 %	75 %

- Net income of $0.5B decreased 25% from 4Q21
  - Excluding net DVA, net income of $0.7B decreased 3%[3]
- Revenue of $3.9B increased 1% from 4Q21, primarily driven by higher sales and trading revenue, partially offset by lower investment banking fees
- Reported sales and trading revenue of $3.5B increased 20% from 4Q21
  - Fixed income, currencies, and commodities (FICC) revenue increased 37% to $2.2B, driven by improved performance across currencies, interest rates, and credit products
  - Equities revenue increased marginally, or less than 1%, to $1.4B
- Excluding net DVA, sales and trading revenue of $3.7B increased 27% from 4Q21[3]
  - FICC revenue of $2.3B increased 49%[3]
  - Equities revenue of $1.4B increased 1%[3]
- Noninterest expense of $3.2B increased 10% vs. 4Q21, driven by higher activity-related expenses and investments in the business, including technology and strategic hiring
- Average VaR of $117MM in 4Q22[5]

[1] The explanations for current period-over-period changes for Global Markets are the same for amounts including and excluding net DVA.
[2] Global Banking and Global Markets share in certain deal economics from investment banking, loan origination activities, and sales and trading activities.
[3] Represents a non-GAAP financial measure. Reported FICC sales and trading revenue was $2.2B, $2.6B and $1.6B for 4Q22, 3Q22 and 4Q21, respectively. Reported Equities sales and trading revenue was $1.4B, $1.5B and $1.4B for 4Q22, 3Q22 and 4Q21, respectively. See note E on slide 38 and slide 41 for important presentation information.
[4] Represents a non-GAAP financial measure. For more information and a reconciliation to GAAP, see note B on slide 38. For important presentation information, see slide 41.
[5] See note F on slide 38 for the definition of VaR.

22

All Other[1]

Summary Income Statement ($MM)	4Q22	Inc/(Dec) 3Q22	4Q21
Total revenue, net of interest expense	**($1,836)**	($1,037)	$38
Provision (benefit) for credit losses	**(42)**	16	(8)
Noninterest expense	**655**	(61)	99
Pretax income (loss)	**(2,449)**	(992)	(53)
Pretax, pre-provision income[2]	***(2,491)***	*(976)*	*(61)*
Income tax (benefit)	**(1,760)**	(584)	(37)
Net income (loss)	**($689)**	($408)	($16)

- Net loss of $689MM was relatively flat compared to net loss of $673MM in 4Q21
- Total corporate effective tax rate (ETR) for the quarter was 9.7%, which included certain discrete tax benefits.
  - Excluding these discrete tax benefits, the ETR would have been 12.5%. Further excluding the recurring ESG tax credit benefits, the ETR would have been approximately 25%
  - For the full year, the total corporate ETR was 11.1%. Excluding recurring ESG tax credit benefits and discrete tax benefits, the ETR would have been approximately 25%

[1] All Other primarily consists of asset and liability management (ALM) activities, liquidating businesses, and certain expenses not otherwise allocated to a business segment. ALM activities encompass interest rate and foreign currency risk management activities for which substantially all of the results are allocated to our business segments.
[2] Represents a non-GAAP financial measure. For more information and a reconciliation to GAAP, see note B on slide 38. For important presentation information, see slide 41.

23

Supplemental Business Segment Trends

Total Expense ($B) and Efficiency Business Leadership1 • No. 1 in estimated U.S. Retail Deposits(A) • No. 1 Online Banking and Mobile Banking Functionality(B) • No. 1 in customer satisfaction with Merchant Services by J.D. Power(C) • No. 1 Small Business Lender(D) • Best Bank in the U.S.(E) • Best Consumer Digital Bank in the U.S.(F) • Best Bank in the U.S. for Small and Medium Enterprises(G) Total Revenue ($B) Average Deposits ($B) Consumer Investment Assets ($B)3 and Accounts (MM) Average Loans and Leases ($B)2 Consumer Banking Trends Note: Amounts may not total due to rounding. 1 See slide 39 for business leadership sources. 2 Average loans and leases includes PPP balances of $1B in 4Q22, $1B in 3Q22, $2B in 2Q22, $2B in 1Q22 and $4B in 4Q21. 3 End of period. Consumer investment assets includes client brokerage assets, deposit sweep balances, and AUM in Consumer Banking. $8.9 $8.8 $9.1 $9.9 $10.8 6.5 6.7 7.1 7.8 8.5 2.4 2.1 2.0 2.1 2.3 Net interest income Noninterest income 4Q21 1Q22 2Q22 3Q22 4Q22 $0.0 $4.0 $8.0 $12.0 $4.7 $4.9 $5.0 $5.1 $5.1 53% 56% 54% 51% 47% Noninterest expense Efficiency ratio 4Q21 1Q22 2Q22 3Q22 4Q22 $0.0 $2.0 $4.0 $6.0 40% 50% 60% 70% $1,027$1,056$1,078$1,069$1,047 578 593 606 599 589 449 463 472 470 458 Checking Other 4Q21 1Q22 2Q22 3Q22 4Q22 $0 $300 $600 $900 $1,200 $282 $284 $290 $295 $300 113 115 117 118 118 76 76 78 82 87 49 50 51 52 52 23 22 22 22 2222 21 21 21 21 Residential mortgage Consumer credit card Vehicle lending Home equity Small business / other 4Q21 1Q22 2Q22 3Q22 4Q22 $0 $50 $100 $150 $200 $250 $300 25 $369 $358 $315 $302 $320 3.3 3.3 3.4 3.4 3.5 Assets Accounts 4Q21 1Q22 2Q22 3Q22 4Q22 $0 $100 $200 $300 $400 2.5 3.0 3.5 4.0 4.5

Total Erica® Users and Interactions (MM)7 Checks vs. Zelle® Sent Transactions (MM) Digital Sales6Digital Users2 and Households3 Digital Channel Usage4,5 977 998 1,461 1,579 32% 45% 49% 49% Digital unit sales (K) Digital as a % of total sales 4Q19 4Q20 4Q21 4Q22 0 500 1,000 1,500 2,000 0% 25% 50% 75% 100% 2,094 2,355 2,740 3,046 547 636 764 809 Digital channel usage (MM) Digital appointments (K) 4Q19 4Q20 4Q21 4Q22 1,000 1,500 2,000 2,500 3,000 3,500 250 500 750 1,000 1,250 38 39 41 44 50 52 54 56 67% 69% 70% 73% Active users (MM) Verified users (MM) Household adoption % 4Q19 4Q20 4Q21 4Q22 20 30 40 50 60 50% 60% 70% 80% 90% 100% Client Engagement Person-to-Person Payments (Zelle®)8 Digital Volumes 95 157 218 273 $24 $43 $65 $81 Transactions (MM) Volume ($B) 4Q19 4Q20 4Q21 4Q22 0 100 200 300 $0 $25 $50 $75 $100 Consumer1 Digital Update Note: Amounts may not total due to rounding. 1 Includes all households/relationships with Consumer platform activity, except where otherwise noted. 2 Digital active users represents Consumer and Merrill mobile and/or online 90-day active users; verified users represent Consumer and Merrill users with a digital identification and password. 3 Household adoption represents households with consumer bank login activities in a 90-day period, as of November, 2022. 4 Digital channel usage represents the total number of desktop and mobile banking sessions on the Consumer Banking platform. 5 Digital appointments represent the number of client-scheduled appointments made via online, smartphone, or tablet. 6 Digital sales represent sales initiated and/or booked via our digital platforms. 7 Erica® engagement represents activity across all platforms powered by Erica: BofA mobile app, online search, and Benefits OnLine mobile app. Periods prior to 3Q22 represent activity on BofA mobile app only. 8 Includes Bank of America person-to-person payments sent and received through e-mail or mobile identification. Zelle® users represent 90-day active users. 9.7 12.9 15.8 18.2 users (MM) 26 Digital Adoption 171 136 129 115 66 105 144 178 Checks written Zelle® sent transactions 4Q19 4Q20 4Q21 4Q22 0 100 200 10.3 17.2 24.6 33.5 22.2 35.4 122.9 146.0 Erica® users Erica® interactions 4Q19 4Q20 4Q21 4Q22 0.0 10.0 20.0 30.0 40.0 0.0 100.0 200.0 300.0

2022 vs. 2019 Ending Deposits +$318B Net New Consumer Checking Accounts +96% Consumer Checking Accounts 35.9MM; +10% Total Clients Enrolled in Preferred Rewards1 +43% New Credit Card Accounts2 +4% Combined Credit/Debit Card Spend3 +35% Consumer Investment Accounts +28% Financial Centers4 (387) Cost of Deposits5 1.17%; (35bps) Total Consumer Payment Spend6 +$1.1T Digital Sales Units7 +77% Verified Digital Users8 +12% Zelle® Transactions9 3x Erica® Users 3x Consumer Banking Performance Since 2019 1 As of November, 2022. Includes clients in Consumer, Small Business, and GWIM. 2 Excludes impacts of 2022 credit card portfolio divestitures. 3 Includes consumer credit card portfolios in Consumer Banking and GWIM. 4 Entered five new markets since beginning of 2019. 5 Cost of deposits calculated as annualized noninterest expense as a percentage of total average deposits within the Deposits sub-segment. 6 Total payments include total credit card, debit card, ACH, wires, billpay, person-to-person, cash, and checks. 7 Digital sales represent sales initiated and/or booked via our digital platforms. 8 Verified users represent Consumer and Merrill users with a digital identification and password. 9 Includes Bank of America person-to-person payments sent and received through e-mail or mobile identification. 27

940 977 1,068 1,255 1,096 4Q21 1Q22 2Q22 3Q22 4Q22 0 500 1,000 1,500 Home Equity1 New Originations ($B)4 Consumer Creditworthiness Remains Strong 1 Includes loan production within Consumer Banking and GWIM. Consumer credit card balances include average balances of $3.0B, $2.9B and $2.7B in 4Q22, 3Q22 and 4Q21, respectively, within GWIM. 2 Calculated as the difference between total revenue, net of interest expense, and net credit losses divided by average loans. 3 Represents Consumer Banking only. 4 Amounts represent the unpaid principal balance of loans and in the case of home equity, the principal amount of the total line of credit. Consumer Vehicle Lending3 New Originations ($B) Consumer Credit Card1 New Accounts (000s) 28 Residential Mortgage1 New Originations ($B)4 Key Stats 4Q21 3Q22 4Q22 Average outstandings ($B) 78.4 85.0 89.6 NCO ratio 1.42% 1.53% 1.71% Risk-adjusted margin2 10.85% 10.07% 9.87% Average line FICO 770 770 772 $6.8 $7.1 $7.1 $5.9 $6.8 4Q21 1Q22 2Q22 3Q22 4Q22 $0.0 $2.5 $5.0 $7.5 $10.0 Key Stats 4Q21 3Q22 4Q22 Average outstandings ($B) 48.6 52.0 52.5 NCO ratio (0.02%) 0.07% (0.01%) Average booked FICO 788 789 795 $23.0 $16.4 $14.5 $8.7 $5.2 4Q21 1Q22 2Q22 3Q22 4Q22 $0.0 $10.0 $20.0 $30.0 Key Stats 4Q21 3Q22 4Q22 Average outstandings ($B)3 112.9 118.2 118.1 NCO ratio3 0.01% 0.01% 0.01% Average FICO 774 768 768 Average booked loan-to-value (LTV) 63% 72% 72% $1.7 $2.0 $2.5 $2.4 $2.6 4Q21 1Q22 2Q22 3Q22 4Q22 $0.0 $1.0 $2.0 $3.0 $4.0 Key Stats 4Q21 3Q22 4Q22 Average outstandings ($B)3 22.7 21.9 21.8 NCO ratio3 (0.05%) (0.04%) (0.06%) Average FICO 797 792 791 Average booked combined LTV 59% 58% 58%

Average Deposits ($B) Global Wealth & Investment Management Trends Business Leadership1 • No. 1 on Forbes’ Best-in-State Wealth Advisors (2022), Top Women Wealth Advisors (2022), Top Women Wealth Advisors Best-in State (2022), and Top Next Generation Advisors (2022) • No. 1 on Barron’s Top 100 Women Financial Advisors List (2022) • No. 1 on Financial Planning's 'Top 40 Advisors Under 40' List (2022) • Celent Model Wealth Manager award for Client Experience (2022) • Aite-Novarica award for Digital Client Experience (2022) • No. 1 in personal trust AUM(H) • Best Private Bank in the U.S. by Family Wealth Report(I) and Global Private Banking(J) • Best Philanthropy Offering by WealthBriefing(K), PWM(L) and Global Finance(M) Note: Amounts may not total due to rounding. 1 See slide 39 for business leadership sources. 2 Average loans and leases includes PPP balances of $33MM in 4Q22, $49MM in 3Q22, $81MM in 2Q22, $128MM in 1Q22 and $244MM in 4Q21. 3 End of period. Loans and leases includes margin receivables which are classified in customer and other receivables on the Consolidated Balance Sheet. 4 Managed deposits in investment accounts of $48B, $48B, $55B, $53B and $56B for 4Q22, 3Q22, 2Q22, 1Q22 and 4Q21, respectively, are included in both AUM and Deposits. Total client balances only include these balances once. Average Loans and Leases ($B)2 Total Revenue ($B) Client Balances ($B)3,4 $5.4 $5.5 $5.4 $5.4 $5.4 1.5 1.7 1.8 2.0 2.0 3.2 3.2 3.1 2.9 2.8 0.6 0.6 0.6 0.6 0.6 Net interest income Asset management fees Brokerage / Other 4Q21 1Q22 2Q22 3Q22 4Q22 $0.0 $2.0 $4.0 $6.0 1,639 1,572 1,411 1,330 1,401 1,655 1,593 1,438 1,414 1,482 390 385 348 325 324 212 217 225 228 227 $3,840 $3,714 $3,367 $3,249 $3,387 AUM Brokerage / Other Deposits Loans and leases 4Q21 1Q22 2Q22 3Q22 4Q22 $0 $1,000 $2,000 $3,000 $4,000 $205 $211 $219 $224 $225 96 99 102 105 106 53 55 57 56 54 54 55 57 60 62 Consumer real estate Securities-based lending Custom lending Credit card 4Q21 1Q22 2Q22 3Q22 4Q22 $0 $50 $100 $150 $200 $250 $361 $385 $364 $339 $318 4Q21 1Q22 2Q22 3Q22 4Q22 $0 $100 $200 $300 $400 29

Person-to-Person Payments (Zelle®)6Erica® Interactions5 Check Deposits eDelivery4Digital Households / Relationships Digital Channel Adoption1,3 70% 75% 77% eDelivery % 4Q20 4Q21 4Q22 —% 20% 40% 60% 80% 44% 51% 54% 57% 67% 72% 72% 74% Mobile adoption % Online adoption % 4Q19 4Q20 4Q21 4Q22 0% 25% 50% 75% 100% 611 649 674 690 72% 77% 79% 82% Digital households / relationships (K) Digital adoption % 4Q19 4Q20 4Q21 4Q22 400 500 600 700 60% 70% 80% 90% 100% Client Engagement Digital Volumes Global Wealth & Investment Management Digital Update 1 Digital Adoption is the percentage digitally active out of total Merrill Primary Households plus Private Bank Core Relationships. Merrill households represent those households $250K+ and excludes Stock Plan and Banking only households, and Private Banking core relationships reflect relationships $3MM+ and excludes Irrevocable Trust-only relationships, Institutional Philanthropic relationships, and Exiting relationships. 2 Digital Adoption as of November each quarter for 4Q19 through 4Q21. 4Q22 as of December for Merrill and as of November for Private Bank. 3 Digital channel adoption represents the percentage of desktop and mobile banking engagement as of November each quarter. 4 GWIM eDelivery % includes Merrill Digital Households (excluding Stock Plan, Banking only households, Retirement only, and 529 only) and Private Bank Relationships that send statements digitally, as of November each quarter. 5 Erica® engagement represents activity across all platforms powered by Erica: BofA mobile app, online search, and Benefits OnLine mobile app. Periods prior to 3Q22 represent activity on BofA mobile app only. 6 Includes Bank of America person-to-person payments sent and received through e-mail or mobile identification. Zelle® users represent 90-day active users. 7 Includes mobile check deposits (MCD), remote deposit operations (RDO), and ATM transactions. 30 Digital Adoption1,2 1,789 2,207 Erica® interactions (K) 4Q21 4Q22 0 500 1,000 1,500 2,000 2,500 1.1 2.0 2.7 $0.5 $1.2 $1.5 Transactions (MM) Volume ($B) 4Q20 4Q21 4Q22 0.0 1.0 2.0 3.0 $0.0 $0.5 $1.0 $1.5 $2.0 1.4 1.3 1.2 73% 74% 75% Physical (MM) Automated (%) 4Q20 4Q21 4Q22 0.0 0.5 1.0 1.5 50% 75% 100% 7

Global Banking Trends Note: Amounts may not total due to rounding. 1 See slide 39 for business leadership sources. 2 Average loans and leases includes PPP balances of $0.4B in 4Q22, $0.6B in 3Q22, $0.9B in 2Q22, $1.5B in 1Q22 and $2.4B in 4Q21. 3 Global Banking and Global Markets share in certain deal economics from investment banking, loan origination activities, and sales and trading activities. 4 Self-led deals of $18MM, $37MM, $65MM, $72MM and $28MM for 4Q22, 3Q22, 2Q22, 1Q22 and 4Q21, respectively are embedded within Debt, Equity, and Advisory. Total Corporation IB fees excludes self-led deals. 5 Advisory includes fees on debt and equity advisory and mergers and acquisitions. Average Deposits ($B)Business Leadership1 • Global Most Innovative Financial Institution – 2022(M) • World's Best Bank, North America’s Best Bank for Small to Medium-sized Enterprises, and Best Bank in the US(N) • Best Global Bank for Payments & Collections(O) • Model Bank for Corporate Digital Banking – For CashPro App(P) • World’s Best Bank for Payments and Treasury and North America’s Best Bank for Transaction Services(N) • Best Global Bank for Trade Finance FX – 2023 (M) • Outstanding Global Leadership in Sustainable Project Finance, and Outstanding Leadership in Sustainable Finance for North America(M) • Relationships with 73% of the Global Fortune 500; 95% of the U.S. Fortune 1,000 (2022) Average Loans and Leases ($B)2 Total Revenue ($B)3 Total Corporation IB Fees ($MM)4 $5.9 $5.2 $5.0 $5.6 $6.4 2.4 2.3 2.6 3.3 3.9 1.5 0.9 0.7 0.7 0.70.9 0.9 0.9 0.8 0.7 1.2 1.1 0.7 0.8 1.1 Net interest income IB fees Service charges All other income 4Q21 1Q22 2Q22 3Q22 4Q22 $0.0 $1.0 $2.0 $3.0 $4.0 $5.0 $6.0 $7.0 984 831 662 616 414 545 225 139 156 189 850 473 392 432 486 $2,351 $1,457 $1,128 $1,167 $1,071 Debt Equity Advisory 4Q21 1Q22 2Q22 3Q22 4Q22 $0 $500 $1,000 $1,500 $2,000 $2,500 167 177 186 194 192 156 167 177 177 175 13 13 13 13 13 $339 $359 $377 $384 $380 Commercial Corporate Business Banking 4Q21 1Q22 2Q22 3Q22 4Q22 $0 $100 $200 $300 $400 5 $562 $540 $509 $495 $503 Noninterest-bearing Interest-bearing 4Q21 1Q22 2Q22 3Q22 4Q22 $0 $200 $400 $600 31 71% 71% 72% 65% 55% 29% 29% 28% 35% 45%

Credit Documents Uploaded Digitally2,3 CashPro® Proactive Alerts and Insights Global Payments to Digital Wallets2 CashPro® App PaymentsClient Digital Adoption CashPro® Sign-ins $48 $54 $133 $186 0.8 1.0 2.6 3.2 Value ($B) Volume (MM) 4Q19 4Q20 4Q21 4Q22 0 50 100 150 200 0.0 1.0 2.0 3.0 4.0 2,026 2,599 1,572 1,920 454 679 Online sign-ins (K) App sign-ins (K) 4Q21 4Q22 0 1,000 2,000 3,000 75% 75% Digitally active clients (%) 4Q21 4Q22 0% 25% 50% 75% 100% Client Engagement Digital Volumes Global Banking Digital Update 32 Digital Adoption1 Note: Amounts may not total due to rounding. 1 Digital active clients represents 90-day active users across CashPro® and BA360 platforms. Metric tracked starting in 1Q21. Data is reported end of period on a month lag. 2 4Q represents September through November. 3 Eligible credit monitoring documents uploaded digitally through CashPro® Credit (i.e., clients with bilateral loans only and/or Commercial Real Estate Banking clients). Rolling 3-month average. 243 317 424 391 Volume (K) 4Q19 4Q20 4Q21 4Q22 100 200 300 400 500 12.4 14.1 16.1 17.2 Volume (MM) 4Q19 4Q20 4Q21 4Q22 0.0 5.0 10.0 15.0 20.0 13% 18% 31% 42% Credit monitoring docs uploaded digitally (%) 4Q19 4Q20 4Q21 4Q22 0% 10% 20% 30% 40% 50%

Global Markets Trends and Revenue Mix Note: Amounts may not total due to rounding. 1 See slide 39 for business leadership sources. 2 Represents a non-GAAP financial measure. Reported Global Markets revenue was $18.1B for 2022. Reported sales and trading revenue was $16.5B, $15.2B, $15.0B, and $12.7B for 2022, 2021, 2020, and 2019, respectively. Reported FICC sales and trading revenue was $9.9B, $8.8B, $9.6B and $8.2B for 2022, 2021, 2020, and 2019, respectively. Reported Equities sales and trading revenue was $6.6B, $6.4B, $5.4B, and $4.5B for 2022, 2021, 2020, and 2019, respectively. See note E on slide 38 and slide 41 for important presentation information. 3 S&T stands for sales & trading. Macro products include currencies, interest rates, and commodities products. 4 See note F on slide 38 for definition of VaR. 2022 Global Markets Revenue Mix (excl. net DVA)2 Business Leadership1 • Americas Derivatives House of the Year and Americas House of the Year for Equity Derivatives, FX Derivatives, Interest Rate Derivatives, and Commodities Derivatives(Q) • Interest Rate Derivatives House of the Year(R) • Global Leader for Sustainable Project Finance(M) • Overall Leader for North America in Sustainable Finance(M) • Most Sustainable Banks in North America(S) • Most Impressive Corporate Bond House in Dollars(Q) • No. 1 All-America Sales Team in Equities Idea Generation(T) • No. 1 Municipal Bonds Underwriter(U) • No. 2 Global Fixed Income Research Team(T) 2022 Total FICC S&T3 Revenue Mix (excl. net DVA)2 Total Sales and Trading Revenue (excl. net DVA) ($B)2 Average Trading-Related Assets ($B) and VaR ($MM)4 $12.9 $15.2 $15.2 $16.5 8.4 9.7 8.8 9.9 4.5 5.4 6.4 6.6 FICC Equities 2019 2020 2021 2022 $0.0 $5.0 $10.0 $15.0 $20.0 $490 $483 $549 $601 $35 $80 $73 $108 Avg. trading-related assets Avg. VaR 2019 2020 2021 2022 $0 $250 $500 $750 $0 $50 $100 $150 60% 40% U.S. / Canada International 36% 64% Credit / Other Macro3 33

Additional Presentation Information

Consumer Spend Remained Strong; 2022 up 10% YoY to $4.2T Note: Amounts may not total due to rounding. 1 Total payments include total credit card, debit card, ACH, wires, billpay, person-to-person, cash and checks. 2 Includes consumer and small business credit card portfolios in Consumer Banking and GWIM. 3 Excludes credit and debit Money Transfers, Charitable Donations, and miscellaneous categories with immaterial volume. 4 P2B stands for person-to-business. Payment Spend1 ($ and Transaction Volume) Quarterly YoY % Growth 35 2022 Credit and Debit2,3 ($ and Transaction Volume) YoY % Growth 14% $ Volume Transaction # 1Q 19 2Q 3Q 4Q 1Q 20 2Q 3Q 4Q 1Q 21 2Q 3Q 4Q 1Q 22 2Q 3Q 4Q (25)% 0% 25% 50% 28% 27% 11% 3% 10% 16% 6% 8% 2% 6% $ Volume Transaction # Travel & Entertainment Gas Food Retail Services 0% 10% 20% 30% Payment Spend1 ($ Volume) and YoY % Growth $3.0T $3.1T $3.8T $4.2T 6% 2% 21% 10% 2019 2020 2021 2022 5% 4% 2022 YoY Change in Payment Transaction Volume 7% 5% 15% (5%) Credit/Debit ACH/Wire P2P/P2B Cash/Check % of 2022 Total 76% 10% 8% 5% 4 9%

$675 $456 257 230 154 27 161 93 44 52 53 46 Residential mortgage Home equity Consumer credit card Consumer vehicle lending Securities based lending Other consumer 4Q09 4Q22 $0 $250 $500 $750 Credit Risk Transformation Reflects Responsible Growth Strategy (EOP) Note: Amounts may not total due to rounding. 1 4Q09 reflects December 31, 2009 information adjusted to include the January 1, 2010 adoption of FAS 166/167 as reported in our Securities and Exchange Commission (SEC) filings. 2 Nine-quarter loss rate from Comprehensive Capital Analysis and Review (CCAR) severely adverse scenario. Consumer Loan Portfolio ($B)1 Commercial Loan Portfolio ($B)1 Federal Reserve Stress Test Loan Loss Rates (%)2 Loan Mix1 36 $328 $589 207 379 29 127 69 70 22 14 U.S. commercial Non-U.S. commercial Commercial real estate Other 4Q09 4Q22 $0 $200 $400 $600 4Q09 67% 33% 4Q22 44% 56% $1,046B$1,003B 6.9% 5.2% 7.7% 6.0% 9.2% 6.4% 7.1% BAC Peer 1 Peer 2 Peer 3 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 (42%) (83%) ~2x >4x Commercial Consumer

Balance Sheet Transformation Highlights

(EOP basis unless noted)

Metric	4Q09	4Q19	4Q22
Total loans and leases[1]	**$1,003B**	**$983B**	**$1,046B**
% consumer	*67%*	*47%*	*44%*
Consumer credit card	*$161B*	*$98B*	*$93B*
Home equity	*$154B*	*$41B*	*$27B*
GWIM loans	*$100B*	*$177B*	*$224B*
Commercial real estate *of which Construction (%)*	*$69B* *39%*	*$63B* *12%*	*$70B* *15%*
Nonperforming loans	**3.75%**	**0.36%**	**0.37%**
NCOs[1]	**$11B**	**$959MM**	**$689MM**
Nine-quarter stressed net credit losses[2]	**$104B / 10.0%**	**$44B / 4.4%**	**$53B / 5.2%**
Tangible common shareholders' equity[1,3]	**$112B**	**$172B**	**$175B**
Global Liquidity Sources[4]	**$214B**	**$576B**	**$868B**

Transformation through Responsible Growth

- Our loan portfolio is more balanced today and has less inherent risk
  - Lower concentration in the consumer portfolio
  - Less exposure to unsecured consumer credit and home equity loans
  - More than doubled GWIM loans
  - Commercial Real Estate portfolio more balanced, with less concentration in construction loans
  - CCAR stress test results indicate significantly lower credit losses expected in a severe downturn
- Our capital base and liquidity have also increased significantly
  - ~$60B higher tangible common equity[3]
  - Global Liquidity Sources[4] are more than four times higher than 4Q09

[1] 4Q09 reflects December 31, 2009 information adjusted to include the January 1, 2010 adoption of FAS 166/167 as reported in our SEC filings. Amounts include loans accounted for under the fair value option (FVO).
[2] Nine-quarter losses and loss rate for 4Q09 based on the 2009 Supervisory Capital Assessment Program; 4Q19 and 4Q22 represent 2019 and 2022 Federal Reserve CCAR stress test results, respectively.
[3] Represent non-GAAP financial measures. Tangible common shareholders' equity is calculated as common shareholders' equity of $244.8B, $241.4B, and $207.2B for 4Q22, 4Q19, and 4Q09, which has been reduced by goodwill of $69.0B for 4Q22 and 4Q19 and $86.3B for 4Q09 and intangible assets (excluding mortgage servicing rights) of $2.1B, $1.7B, and 12.0B for 4Q22, 4Q19, and 4Q09, net of related deferred tax liabilities of $0.9B, $0.7B, and $3.5B for 4Q22, 4Q19, and 4Q09. For important presentation information, see slide 41.
[4] 4Q09 Global Liquidity Sources shown on ending basis. The Corporation adopted the disclosure of average liquidity sources in 2017. See note C on slide 38 for definition of Global Liquidity Sources.

37

Notes

A Reserve Build (or Release) is calculated by subtracting net charge-offs for the period from the provision for credit losses recognized in that period. The period-end allowance, or reserve, for credit losses reflects the beginning of the period allowance adjusted for net charge-offs recorded in that period plus the provision for credit losses recognized in that period.

B Pretax, pre-provision income (PTPI) at the consolidated level is a non-GAAP financial measure calculated by adjusting consolidated pretax income to add back provision for credit losses. Similarly, PTPI at the segment level is a non-GAAP financial measure calculated by adjusting the segments' pretax income to add back provision for credit losses. Management believes that PTPI (both at the consolidated and segment level) is a useful financial measure as it enables an assessment of the Corporation's ability to generate earnings to cover credit losses through a credit cycle as well as provides an additional basis for comparing the Corporation's results of operations between periods by isolating the impact of provision for credit losses, which can vary significantly between periods. See reconciliation below.

$ Millions	4Q22			3Q22			4Q21		
	Pretax Income (GAAP)	Provision for Credit Losses (GAAP)	Pretax, Pre-provision Income	Pretax Income (GAAP)	Provision for Credit Losses (GAAP)	Pretax, Pre-provision Income	Pretax Income (GAAP)	Provision for Credit Losses (GAAP)	Pretax, Pre-provision Income
Consumer Banking	$ 4,738	$ 944	$ 5,682	$ 4,069	$ 738	$ 4,807	$ 4,138	$ 32	$ 4,170
Global Wealth & Investment Management	1,589	37	1,626	1,576	37	1,613	1,624	(56)	1,568
Global Banking	3,456	149	3,605	2,770	170	2,940	3,653	(463)	3,190
Global Markets	686	4	690	1,449	11	1,460	904	32	936
All Other	(2,449)	(42)	(2,491)	(1,457)	(58)	(1,515)	(2,396)	(34)	(2,430)
Total Corporation	$ 7,897	$ 1,092	$ 8,989	$ 8,301	$ 898	$ 9,199	$ 7,818	$ (489)	$ 7,329

C Global Liquidity Sources (GLS) include cash and high-quality, liquid, unencumbered securities, inclusive of U.S. government securities, U.S. agency securities, U.S. agency MBS, and a select group of non-U.S. government and supranational securities, and other investment-grade securities, and are readily available to meet funding requirements as they arise. It does not include Federal Reserve Discount Window or Federal Home Loan Bank borrowing capacity. Transfers of liquidity among legal entities may be subject to certain regulatory and other restrictions.

D Interest rate sensitivity as of December 31, 2022, reflects the pretax impact to forecasted net interest income over the next 12 months from December 31, 2022 resulting from an instantaneous parallel shock to the market-based forward curve. The sensitivity analysis assumes that we take no action in response to this rate shock and does not assume any change in other macroeconomic variables normally correlated with changes in interest rates. As part of our asset and liability management activities, we use securities, certain residential mortgages, and interest rate and foreign exchange derivatives in managing interest rate sensitivity. The behavior of our deposits portfolio in the forecast is a key assumption in our projected estimate of net interest income. The sensitivity analysis assumes no change in deposit portfolio size or mix from our baseline forecast to the alternate rate environment. In higher rate scenarios, any customer activity resulting in the replacement of low-cost or noninterest-bearing deposits with higher yielding deposits or market-based funding would reduce our benefit in those scenarios.

E Revenue for all periods included net debit valuation adjustments (DVA) on derivatives, as well as amortization of own credit portion of purchase discount and realized DVA on structured liabilities. Net DVA gains (losses) were ($193MM), ($14MM) and $2MM for 4Q22, 3Q22 and 4Q21, respectively, and $20MM, ($54MM), ($133MM) and ($222MM) for 2022, 2021, 2020 and 2019, respectively. Net DVA gains (losses) included in FICC revenue were ($186MM), ($15MM) and $4MM for 4Q22, 3Q22 and 4Q21, respectively, and $19MM, ($49MM), ($130MM) and ($208MM) for 2022, 2021, 2020 and 2019, respectively. Net DVA gains (losses) included in Equities revenue were ($7MM), $1MM and ($2MM) for 4Q22, 3Q22 and 4Q21, respectively, and $1MM, ($5MM), ($3MM) and ($14MM) for 2022, 2021, 2020 and 2019, respectively.

F VaR model uses a historical simulation approach based on three years of historical data and an expected shortfall methodology equivalent to a 99% confidence level. Using a 95% confidence level, average VaR was $43MM, $34MM and $26MM for 4Q22, 3Q22 and 4Q21 respectively, and $36MM, $28MM, $23MM and $20MM for 2022, 2021, 2020 and 2019, respectively.

38

Business Leadership Sources (A) Estimated U.S. retail deposits based on June 30, 2022 FDIC deposit data. (B) Javelin 2022 Online and Mobile Banking Scorecards. (C) Bank of America received the highest score in the J.D. Power 2022 Merchant Services Satisfaction Study of customers’ satisfaction with credit card/debit payment processors among small business owners/operators. Visit jdpower.com/awards for more details. (D) FDIC, 3Q22. (E) Global Finance, May 2022. (F) Global Finance, August 2022. (G) Global Finance, December 2022. (H) Industry Q3-22 FDIC call reports. (I) Family Wealth Report, 2022. (J) Global Private Banking, The Digital Banker, 2022. (K) WealthBriefing, 2022. (L) PWM, 2022. (M) Global Finance, 2022. (N) Euromoney, 2022. (O) Global Finance Treasury & Cash Management Awards, 2022. (P) Celent, 2022. (Q) GlobalCapital, 2022. (R) Risk.net, 2022. (S) Capital Monitor, 2022. (T) Institutional Investor, 2022. (U) Refinitiv, 2022 YTD. 39

Forward-Looking Statements Bank of America Corporation (the “Corporation”) and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward- looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” Forward-looking statements represent the Corporation’s current expectations, plans or forecasts of its future results, revenues, provision for credit losses, expenses, efficiency ratio, capital measures, strategy, and future business and economic conditions more generally, and other future matters. These statements are not guarantees of future results or performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict and are often beyond the Corporation’s control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements. You should not place undue reliance on any forward-looking statement and should consider the following uncertainties and risks, as well as the risks and uncertainties more fully discussed under Item 1A. Risk Factors of the Corporation’s 2021 Annual Report on Form 10-K and in any of the Corporation’s subsequent Securities and Exchange Commission filings: the Corporation’s potential judgments, orders, settlements, penalties, fines and reputational damage resulting from pending or future litigation and regulatory investigations, proceedings and enforcement actions, including as a result of our participation in and execution of government programs related to the Coronavirus Disease 2019 (COVID-19) pandemic, such as the processing of unemployment benefits for California and certain other states; the possibility that the Corporation's future liabilities may be in excess of its recorded liability and estimated range of possible loss for litigation, and regulatory and government actions; the possibility that the Corporation could face increased claims from one or more parties involved in mortgage securitizations; the Corporation’s ability to resolve representations and warranties repurchase and related claims; the risks related to the discontinuation of the London Interbank Offered Rate and other reference rates, including increased expenses and litigation and the effectiveness of hedging strategies; uncertainties about the financial stability and growth rates of non-U.S. jurisdictions, the risk that those jurisdictions may face difficulties servicing their sovereign debt, and related stresses on financial markets, currencies and trade, and the Corporation’s exposures to such risks, including direct, indirect and operational; the impact of U.S. and global interest rates, inflation, currency exchange rates, economic conditions, trade policies and tensions, including tariffs, and potential geopolitical instability; the impact of the interest rate, inflationary and macroeconomic environment on the Corporation’s business, financial condition and results of operations; the possibility that future credit losses may be higher than currently expected due to changes in economic assumptions, customer behavior, adverse developments with respect to U.S. or global economic conditions and other uncertainties, including the impact of supply chain disruptions, inflationary pressures and labor shortages on economic conditions and our business; potential losses related to the Corporation’s concentration of credit risk; the Corporation's ability to achieve its expense targets and expectations regarding revenue, net interest income, provision for credit losses, net charge-offs, effective tax rate, loan growth or other projections; adverse changes to the Corporation’s credit ratings from the major credit rating agencies; an inability to access capital markets or maintain deposits or borrowing costs; estimates of the fair value and other accounting values, subject to impairment assessments, of certain of the Corporation’s assets and liabilities; the estimated or actual impact of changes in accounting standards or assumptions in applying those standards; uncertainty regarding the content, timing and impact of regulatory capital and liquidity requirements; the impact of adverse changes to total loss-absorbing capacity requirements, stress capital buffer requirements and/or global systemically important bank surcharges; the potential impact of actions of the Board of Governors of the Federal Reserve System on the Corporation’s capital plans; the effect of changes in or interpretations of income tax laws and regulations; the impact of implementation and compliance with U.S. and international laws, regulations and regulatory interpretations, including, but not limited to, recovery and resolution planning requirements, Federal Deposit Insurance Corporation assessments, the Volcker Rule, fiduciary standards, derivatives regulations and the Coronavirus Aid, Relief, and Economic Security Act and any similar or related rules and regulations; a failure or disruption in or breach of the Corporation’s operational or security systems or infrastructure, or those of third parties, including as a result of cyber-attacks or campaigns; the risks related to the transition and physical impacts of climate change; our ability to achieve environmental, social and governance goals and commitments or the impact of any changes in the Corporation's sustainability strategy or commitments generally; the impact of any future federal government shutdown and uncertainty regarding the federal government’s debt limit or changes in fiscal, monetary or regulatory policy; the emergence of widespread health emergencies or pandemics, including the magnitude and duration of the COVID-19 pandemic and its impact on U.S. and/or global financial market conditions and our business, results of operations, financial condition and prospects; the impact of natural disasters, extreme weather events, military conflict (including the Russia/ Ukraine conflict, the possible expansion of such conflict and potential geopolitical consequences), terrorism or other geopolitical events; and other matters. Forward-looking statements speak only as of the date they are made, and the Corporation undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made. 40

Important Presentation Information 41 • The information contained herein is preliminary and based on Corporation data available at the time of the earnings presentation. It speaks only as of the particular date or dates included in the accompanying slides. Bank of America does not undertake an obligation to, and disclaims any duty to, update any of the information provided. • The Corporation may present certain metrics and ratios, including year-over-year comparisons of revenue, noninterest expense and pretax income, excluding certain items (e.g., DVA) that are non-GAAP financial measures. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in understanding its results of operations and trends. For more information about the non-GAAP financial measures contained herein, please see the presentation of the most directly comparable financial measures calculated in accordance with GAAP and accompanying reconciliations in the earnings press release for the quarter ended December 31, 2022, and other earnings-related information available through the Bank of America Investor Relations website at: https://investor.bankofamerica.com/quarterly-earnings. • The Corporation presents certain key financial and nonfinancial performance indicators that management uses when assessing consolidated and/or segment results. The Corporation believes this information is useful because it provides management with information about underlying operational performance and trends. KPIs are presented in 4Q22 Financial Results on slide 2, 2022 Financial Results on slide 4 and on the Summary Income Statement for each segment. • The Corporation also views net interest income and related ratios and analyses on a fully taxable-equivalent (FTE) basis, which when presented on a consolidated basis are non-GAAP financial measures. The Corporation believes managing the business with net interest income on an FTE basis provides investors with meaningful information on the interest margin for comparative purposes. The Corporation believes that the presentation allows for comparison of amounts from both taxable and tax-exempt sources and is consistent with industry practices. The FTE adjustment was $123MM, $106MM, $103MM, $106MM and $105MM for 4Q22, 3Q22, 2Q22, 1Q22 and 4Q21, respectively. • The Corporation allocates capital to its business segments using a methodology that considers the effect of regulatory capital requirements in addition to internal risk-based capital models. The Corporation's internal risk-based capital models use a risk-adjusted methodology incorporating each segment's credit, market, interest rate, business and operational risk components. Allocated capital is reviewed periodically and refinements are made based on multiple considerations that include, but are not limited to, risk-weighted assets measured under Basel 3 Standardized and Advanced approaches, business segment exposures and risk profile, and strategic plans. As a result of this process, in the first quarter of 2022, the Corporation adjusted the amount of capital being allocated to its business segments.